Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Stellar Bancorp, Inc. on Form S-8 of our report dated February 25, 2022, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Allegiance Bancshares, Inc. for the year ended December 31, 2021, which is incorporated by reference from Stellar Bancorp, Inc.’s Current Report on Form 8-K/A filed on October 26, 2022.

/s/ Crowe LLP
Dallas, Texas
October 31, 2022